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                                                                   EXHIBIT 10.09
                            [INTERWOVEN LETTERHEAD]

May 1, 1998

Mr. Mike Backlund
1101 Pine Street
Huntington Beach, CA 92648

RE:  Offer Letter

Dear Mike,

     Interwoven, Inc. (the "Company" or "Interwoven") is pleased to offer you the position of Vice President, Worldwide Sales starting by May 26, 1998, at a base annual salary of $135,000.00. Additionally, you will be eligible for $100,000 in annual incentive compensation provided you achieve revenue and other MBO objectives, as mutually agreed with your manager. You will report to Martin Brauns, President and CEO. You will also be entitled to the benefits that Interwoven customarily makes available to employees in positions comparable to yours.

     In addition, subject to the approval of the Company's Board of Directors, the Company is prepared to issue to you options to purchase 235,000 shares (the "Options") of Company Common Stock at a price to be determined by the Board of Directors. Additionally, provided you achieve the cumulative revenue goals for the second half of 1998 and the first half of 1999, the company is prepared to issue to you options to purchase an additional 65,000 shares in January of 1999. Any Options will be issued pursuant to the Company's 1996 Option Plan and will vest with respect to 25% of the shares subject to the Options one year after the date of the grant and, thereafter, with respect to an additional 1/48 of shares subject to the Options at the end of each calendar month after the first anniversary of the date of grant. The right to exercise any vested Options shall expire within ninety (90) days of the termination of your employment with Interwoven.

     The Company will assist you with reasonable and mutually agreed temporary housing and rental car expenses in the Los Altos area through July of 1998. It is the Company's expectation that you will complete your permanent relocation to the Bay Area no later than the end of August 1998. The Company will reimburse you for up to $20,000 in actual moving-related expenses.

     The Company asks that you complete the enclosed "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing Interwoven's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Interwoven or its employees. This Agreement does not prevent a former employee from using his or
                          --------
her general knowledge and experience -- no matter when or how
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gained -- in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.

     We hope that you and Interwoven will find mutual satisfaction with your employment. All of us at Interwoven are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. Nothing in this letter is intended to modify this at will relationship employment. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     For purposes of federal immigration law, you will be required to provide Interwoven documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship will be terminated.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with respect to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and a completed "Employee Confidential Information and Inventions Agreement" to me by May 6, 1998.

                                   Yours truly,
                                   /s/ Martin W. Brauns
                                   Martin W. Brauns
                                   President and CEO

ACCEPTED:
/s/ Mike Backlund
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Mike Backlund